EXHIBIT 10.48

AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

This Amended and Restated Change in Control Agreement (the “Agreement”) is made and entered into as of _____________, 20__ by and between Hill-Rom Holdings, Inc., an Indiana corporation (the “Company”), and ___________ (the “Executive”).
WHEREAS, the Company considers it essential to the best interests of its shareholders to foster continuous employment by the Company and its subsidiaries of their key management personnel;
WHEREAS, the Compensation and Management Development Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has recommended, and the Board has approved, that the Company enter into revised change in control agreements with key executives of the Company and its subsidiaries who are from time to time designated by the management of the Company and approved by the Committee;
WHEREAS, the Committee and the Board believe that Executive has made valuable contributions to the productivity and profitability of the Company and consider it essential to the best interests of the Company and its shareholders that Executive be encouraged to remain with the Company;
WHEREAS, the Board believes it is in the best interests of the Company and its shareholders that Executive continue in employment with the Company in the event of any proposed Change in Control and be in a position to provide assessment and advice to the Board regarding any proposed Change in Control without concern that Executive might be unduly distracted by the personal uncertainties and risks created by any proposed Change in Control; and
WHEREAS, certain capitalized terms used in this Agreement are defined in Section 6 below.
NOW, THEREFORE, the Company and Executive (collectively referred to as the “Parties”) agree as follows:
1.Termination following a Change in Control. After the occurrence of a Change in Control, the Company will provide or cause to be provided to Executive the rights and benefits described in Section 2 hereof in the event that Executive’s employment with the Company and its subsidiaries is terminated:
(a)by the Company for any reason other than on account of Executive’s death, permanent disability, retirement or for Cause at any time prior to the second anniversary of a Change in Control; or
(b)by Executive for Good Reason at any time prior to the second anniversary of a Change in Control.

Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive’s employment with the Company is terminated by the Company, without Cause, prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control which subsequently occurs within three (3) months of such termination, then for purposes of this Agreement a Change in Control shall be deemed to have occurred on the day immediately prior to such termination of employment and all references in Section 2 to payments within a specified period as allowed by law following such termination shall instead be references to the specified period following the Change in Control.
The rights and benefits described in Section 2 hereof shall be in lieu of any severance payments otherwise payable to Executive under any employment agreement or severance plan or program of the Company or any of its subsidiaries but shall not otherwise affect Executive’s rights to compensation or benefits under the Company’s compensation and benefit programs except to the extent expressly provided herein.
2.Rights and Benefits Upon Termination.
In the event of the termination of Executive’s employment under any of the circumstances set forth in Section 1 hereof (“Termination”), the Company shall provide or cause to be provided to Executive the following rights and benefits, which, with the exception of Section 2(d) below, will only be provided if Executive executes and delivers to the Company within twenty one (21) days of the Termination a separation and release agreement in the form attached hereto as Exhibit A (“Release”) and such Release has not been revoked:
(a)a lump sum payment in cash in the amount of two (2) times the sum of (i) Executive’s Annual Base Salary plus (ii) Executive’s Target Bonus, payable on the next regularly scheduled payroll following the earlier to occur of fifteen (15) days from the Company’s receipt of an executed Release or the expiration of sixty (60) days after Executive’s Termination; provided, however, that if the before-stated sixty (60) day period ends in a calendar year following the calendar year in which the sixty (60) day period commenced, then any benefits not subject to clause (i) shall only begin on the next regularly scheduled payroll following the expiration of sixty (60) days after the Executive’s Termination;
(b)for the twenty-four (24) months following Termination, continued health and medical insurance coverage for Executive and Executive’s dependents substantially comparable (with regard to both benefits and employee contributions) to the coverage provided by the Company immediately prior to the Change in Control for active employees of equivalent rank. From the end of such twenty-four (24) month period until Executive attains Social Security retirement age, Executive shall have the right to purchase (pursuant to Part 6 of Subtitle B of title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”) rates applicable to such coverage) continued coverage for himself and Executive’s dependents under one or more plans maintained by the Company for its active employees, to the extent Executive would have been eligible to purchase continued coverage under the plan in effect immediately prior to the Change in Control had Executive’s employment terminated twenty-four (24) months following Termination. The payment of any health or medical claims for the health and medical coverage provided in this subsection (b) shall be made to the Executive as soon as administratively practicable after the

Executive has provided the appropriate claim documentation, but in no event shall the payment for any such health or medical claim be paid later than the last day of the calendar year following the calendar year in which the expense was incurred. Notwithstanding anything herein to the contrary, to the extent required by Section 409A: (1) the amount of medical claims eligible for reimbursement or to be provided as an in-kind benefit under this Agreement during a calendar year may not affect the medical claims eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year, and (2) the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit;
(c)continuation for Executive, for a period of two (2) years following Termination, of the group term life insurance program provided for Executive immediately prior to the Change in Control. The payment of any claim for death benefits provided under this subsection 2(c) shall be paid in accordance with the appropriate program, provided, however that if the death benefit is subject to Section 409A, then the death benefit shall be paid, as determined by the Company in its complete and absolute discretion, no later than the later to occur of (i) the last day of calendar year in which the death of the Executive occurs or (ii) the ninetieth (90th) day following the Executive’s death;
(d)a lump sum payment in cash, payable within thirty (30) days after Termination, equal to all accrued and unpaid vacation, paid time off, reimbursable business expenses, and similar miscellaneous benefits as of the Termination;
(e)a lump sum payment in cash equal to the amount of the Short-Term Incentive Compensation which would be payable to Executive based on the Executive’s performance level during the fiscal year of Executive’s Termination, as determined by the Board after the completion of the fiscal year, with such amount prorated based on the number of days that elapse between the start of such fiscal year and the date of termination of Executive’s employment, payable after determination of the performance level following the end of the applicable fiscal year, but in no event later than March 15 of the calendar year following the calendar year in which the performance period ended; and
(f)any equity awards between the Parties shall be governed exclusively by the terms of the applicable agreements or plan documents and shall pay in connection with the Termination as provided therein.
3.Payment Adjustment Due to Excise Tax.
In the event that any payment or benefits received or to be received by Executive pursuant to Section 2 of this Agreement would, but for this Section 3, be subject to the excise tax imposed by Internal Revenue Code Section 4999, or any comparable successor provisions, then such payment shall be either: (a) provided to Executive in full, or (b) provided to Executive as to such lesser extent which would result in no portion of such payment being subject to such excise tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, such excise tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of the payment, notwithstanding that all or some portion of such payment may be taxable under such excise tax. To the extent such payment needs to be reduced pursuant to the preceding sentence, reductions shall come from taxable amounts before non-taxable amounts and beginning with the payments otherwise scheduled to occur soonest. Executive agrees to cooperate fully with the Company to determine the benefits applicable under this Section 3.
4.Section 409A Acknowledgement.
(a)Executive acknowledges that Executive has been advised of Section 409A, which has significantly changed the taxation of nonqualified deferred compensation plans and arrangements. Under proposed and final regulations as of the date of this Agreement, Executive has been advised that Executive’s severance pay and other Termination benefits may be treated by the Internal Revenue Service as “nonqualified deferred compensation,” subject to Section 409A. In that event, several provisions in Section 409A may affect Executive’s receipt of severance compensation, including the timing thereof.
(b)These include, but are not limited to, a provision which requires that distributions to “specified employees” (as defined in Section 409A) on account of separation from service may not be made earlier than six (6) months after the effective date of separation. If applicable, failure to comply with Section 409A can lead to immediate taxation of such deferrals, with interest calculated at a penalty rate and a 20% excise tax. As a result of the requirements imposed by the American Jobs Creation Act of 2004, Executive agrees that if Executive is a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Section 409A payable on account of a “separation from service,” and with regard to which an exemption from such section does not apply, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 4(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)Executive acknowledges that, notwithstanding anything contained herein to the contrary, both Parties shall each be independently responsible for accessing their own risks and liabilities under Section 409A that may be associated with any payment made under the terms of this Agreement which may be deemed to trigger Section 409A. To the extent applicable, Executive understands and agrees that Executive shall have the responsibility for, and Executive agrees to pay, any and all appropriate income tax or other tax obligations for which Executive is individually responsible and/or related to receipt of any benefits provided in this Agreement. Executive agrees to fully indemnify and hold the Company harmless for any taxes, penalties, interest, cost or attorneys’ fee assessed against or incurred by the Company on account of such benefits having been provided to Executive or based on any alleged failure to withhold taxes or satisfy any claimed obligation. Executive understands and acknowledges that neither the Company, nor any of its employees, attorneys, or other representatives has provided or will provide Executive with any legal or financial advice concerning taxes or any other matter, and that Executive has not relied on any such advice in deciding whether to enter into this Agreement.
(d)Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Section 409A or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Section 409A. If any provision of this Agreement (or of any award of compensation) would cause Executive to incur any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company or its successor may reform such provision; provided that it will (a) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A and (b) notify and consult with Executive regarding such amendments or modifications prior to the effective date of any such change.
(e)Each amount to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year, and the right to reimbursement (and in-kind benefits provided to Executive) under this Agreement shall not be subject to liquidation or exchange for another benefit.
(f)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
5.Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a)
“Annual Base Salary” means the annualized amount of Executive’s rate of base salary in effect immediately before the Change in Control or immediately before the date of Termination, whichever is greater.

(b)	“Cause” shall have the same meaning set forth in any current employment agreement that the Executive has with the Company or any of its subsidiaries.

(c)	A “Change in Control” shall be deemed to occur on:

(i)
the date that any person, corporation, partnership, syndicate, trust, estate or other group acting with a view to the acquisition, holding or disposition of securities of the Company, becomes, directly or indirectly, the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (“Beneficial Owner”), of securities of the Company representing 35% or more of the voting power of all securities of the Company having the right under ordinary circumstances to vote at an election of the Board (“Voting Securities”), other than by reason of (A) the acquisition of securities of the Company by the Company or any of its Subsidiaries or any employee benefit plan of the Company or any of its Subsidiaries, (B) the acquisition of Company securities directly from the Company, or (C) the acquisition of Company securities by one or more members of the Hillenbrand Family (which term shall mean descendants of John A. Hillenbrand and their spouses, trusts primarily for their benefit or entities controlled by them);

(ii)	the consummation of a merger or consolidation of the Company with another corporation unless:
(A)the shareholders of the Company, immediately prior to the merger or consolidation, beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of the voting power of all securities of the corporation surviving the merger or consolidation having the right under ordinary circumstances to vote at an election of directors in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of Voting Securities of the Company;
(B)no person, corporation, partnership, syndicate, trust, estate or other group beneficially owns, directly or indirectly, 35% or more of the voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation except to the extent that such ownership existed prior to such merger or consolidation; and
(C)the members of the Company’s Board, immediately prior to the merger or consolidation, constitute, immediately after the merger or consolidation, a majority of the board of directors of the corporation issuing cash or securities in the merger;

(iii)
the date on which a majority of the members of the Board consist of persons other than current directors (which term shall mean any member of the Board on the date hereof and any member whose nomination or election has been approved by a majority of current directors then on the Board);

(iv)	the consummation of a sale or other disposition of all or substantially all of the assets of the Company; or

(v)	the date of approval by the shareholders of the Company of a plan of complete liquidation of the Company.
Notwithstanding the foregoing, for benefits payable upon or in relation to a Change in Control which are not otherwise exempt from Section 409A, any of the events listed above must be a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company as described in Section 409A and any regulations or other applicable guidance promulgated thereunder.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)
“Good Reason” means the occurrence, without Executive’s consent, of any of the following acts by the Company, or failures by the Company to act (each a “Good Reason Condition”), provided Executive provides written notice to the Company of the occurrence of the Good Reason Condition within ninety (90) business days after the Executive has knowledge of it; the Company fails to notify Executive of the Company’s intended method of correction within thirty (30) business days after the Company receives Executive’s notice, or the Company fails to correct the Good Reason Condition within thirty (30) business days after such Executive notice; and the Executive resigns within sixty (60) business days after the end of the 30-business-day period after Executive’s notice:

(i)	a material diminution in Executive’s duties;

(ii)	the failure to elect or reelect Executive as ________________ of the Company (unless such failure is related in any way to the Company’s decision to terminate Executive for cause);

(iii)
the failure of the Company to continue to provide Executive with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) within the Company’s principal executive offices commensurate with Executive’s responsibilities to, and position within, the Company;

(iv)
a material reduction by the Company in the amount of Executive’s Annual Base Salary or the discontinuation or material reduction by the Company of Executive’s participation at the same level of eligibility as compared to other peer employees in any incentive compensation, additional compensation, benefits, policies or perquisites subject to Executive understanding that such reduction(s) shall be permissible if the change applies in a similar way to other peer level employees;

(v)	the relocation of the Company’s principal executive offices or Executive’s place of work to a location requiring a change of more than fifty (50) miles in Executive’s daily commute; or

(vi)	any other action or inaction by the Company that constitutes a material breach of this Agreement.

(f)	“Section 409A” means Section 409A of the Internal Revenue Code.

(g)
“Short-Term Incentive Compensation” means the incentive compensation payable solely at the discretion of the Board, pursuant to the Company’s then existing incentive compensation program or any other program as the Company may establish from time to time in its sole discretion.

(h)
“Target Bonus” means the annual target bonus, which will be not less than __% Executive’s “Target Bonus” percentage is set forth in Executive’s Employment Agreement. of the Base Salary earned during such fiscal year.

6.Notice.
(a)Any discharge or termination of Executive’s employment pursuant to Section 1 shall be communicated in a written notice to the other party hereto setting forth the effective date of such discharge or termination (which date shall not be more than thirty (30) days after the date such notice is delivered) and, in the case of a discharge for Cause or a termination for Good Reason the basis for such discharge or termination.
(b)For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Office of SVP, Corporate Secretary and Chief Legal Officer at 130 East Randolph Street, Suite 1000, Chicago, Illinois 60601, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
7.No Duty to Mitigate. Executive is not required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement.
8.Assignment.
(a)This Agreement is personal to Executive and shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it if no such succession had taken place.
9.Arbitration. Any dispute or controversy arising under, related to or in connection with this Agreement shall be settled exclusively by arbitration before a single arbitrator in Chicago, Illinois, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator’s award shall be final and binding on all parties to this Agreement. Judgment may be entered on an arbitrator’s award in any court having competent jurisdiction.

10.Integration. This Agreement supersedes and replaces any prior oral or written agreements or understandings in respect of the matters addressed hereby; provided, however, that for the avoidance of doubt, any non-competition, non-solicitation, confidentiality or other restrictive covenants in any other current or future agreement shall remain in full force and effect.
11.Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
12.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
13.Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
14.Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Illinois without reference to principles of conflict of laws.
15.Attorney’s Fees. If any legal proceeding (whether in arbitration, at trial or on appeal) is brought under or in connection with this Agreement, each party shall pay its own expenses, including attorneys’ fees.
16.Term of Agreement. The term of this Agreement shall be one (1) year commencing on the date hereof; provided, however, that this Agreement shall be automatically renewed for successive one (1) year terms commencing on each anniversary of the date of this Agreement unless the Company shall have given notice of non-renewal to Executive at least one thirty (30) days prior to the scheduled termination date; and further provided that notwithstanding the foregoing, this Agreement shall not terminate (i) within three years after a Change in Control or (ii) during any period of time when a transaction which would result in a Change in Control is pending or under consideration by the Board. The termination of this Agreement shall not adversely affect any rights to which Executive has become entitled prior to such termination.
17.This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above set forth.
HILL-ROM HOLDINGS, INC.
By:     _____________________________
Title:    _____________________________

___________________________________
Executive:

CAUTION: READ BEFORE SIGNING
Exhibit A
SAMPLE SEPARATION AND RELEASE AGREEMENT
THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is entered into by and between ____________ (“Executive”) and Hill-Rom Holdings, Inc. (together with its subsidiaries and affiliates, the “Company”). To wit, the Company and Executive (collectively referred to as the “Parties”) agree as follows:

1.
Executive and the Company have entered into an amended and restated change in control agreement, which has been provided to Executive, effective as of ____________, 20__ (the “Change in Control Agreement”).

2.
Executive’s employment by the Company has been terminated following a Change in Control (as defined in the Change in Control Agreement). Executive shall terminate employment effective __________, 20__ (Executive’s “Effective Termination Date”). Except as specifically provided by this Agreement, the Change in Control Agreement, or any other non-employment agreement that may exist between the Company and Executive, Executive agrees that the Company shall have no other obligations or liabilities to Executive following Executive’s Effective Termination Date and that Executive’s receipt of the benefits as outlined in the Change in Control Agreement shall constitute a complete settlement, satisfaction and waiver of any and all claims Executive may have against the Company.

3.
Executive acknowledges that Executive has been advised of the American Jobs Creation Act of 2004, which added Section 409A to the Internal Revenue Code (“Section 409A”), and significantly changed the taxation of nonqualified deferred compensation plans and arrangements. Under proposed and final regulations as of the date of this Agreement, Executive has been advised that if Executive is a “key executive” covered by Section 409A or any similar law, Executive’s severance pay may be treated by the Internal Revenue Service as providing “nonqualified deferred compensation,” and therefore subject to Section 409A. In that event, several provisions in Section 409A may affect Executive’s receipt of severance compensation. These include, but are not limited to, a provision which requires that distributions to “specified employees” of public companies on account of separation from service may not be made earlier than six (6) months after the effective date of such separation. If applicable, failure to comply with Section 409A can lead to immediate taxation of deferrals, with interest calculated at a penalty rate and a 20% penalty. As a result of the requirements imposed by the American Jobs Creation Act of 2004, Executive agrees if Executive is a “specified employee” at the time of Executive’s termination of employment and if severance payments are covered as “non-qualified deferred compensation” or otherwise not exempt, the severance pay benefits shall not be paid until a date at least six (6) months after Executive’s Effective Termination Date from Company, as more fully explained in the Change in Control Agreement.

4.
In consideration of the promises contained in this Agreement and contingent upon Executive’s compliance with such promises, the Company agrees to provide Executive the benefits outlined in the Change in Control Agreement (the “Severance Benefits”).

5.
The Company further agrees to provide Executive with limited out-placement counseling with a company of its choice provided that Executive participates in such counseling immediately following termination of employment. Notwithstanding anything in this Section 5 to the contrary, the out-placement counseling shall not be provided after the last day of the second calendar year following the calendar year in which termination of employment occurs.

6.
In exchange for the foregoing Severance Benefits, the Executive, on behalf of [himself/herself], Executive’s heirs, representatives, agents and assigns, any anyone acting or claiming on [his/her] or their joint and several behalf, hereby RELEASES, INDEMNIFIES, HOLDS HARMLESS, and FOREVER DISCHARGES (a) Hill-Rom Holdings, Inc., (b) its subsidiary or affiliated entities, (c) all of their present or former directors, officers, employees, shareholders, trustees, and agents, as well as, (d) all predecessors, successors and assigns thereof from any and all actions, charges, claims, demands, damages or liabilities of any kind or character whatsoever, known or unknown, which Executive now has or may have had through the effective date of this Agreement.

7.
Without limiting the generality of the foregoing release, it shall include: (a) all claims or potential claims arising under any federal, state or local employment law or statute, including, but not limited to, Title VII of the Civil Rights Act(s) of 1964 and 1991, the Americans with Disabilities Act (ADA), the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWBPA), the Family and Medical Leave Act (FMLA), the Worker Adjustment and Retraining Notification Act (WARN), the Fair Labor Standards Act 29 U.S.C. §§ 201 et seq., the Sarbanes-Oxley Act of 2002, specifically including the Corporate and Criminal Fraud Accountability Act, 18 U.S.C. §1514,A et seq., or the Uniformed Services Employment and Reemployment Rights Act (USERRA), the Illinois Human Rights Act, as amended, applicable state civil rights law(s), or applicable state employment law(s); (b) any claims on account of, arising out of or in any way connected with Executive’s employment with the Company or leaving of that employment; (c) any claims alleged or which could have been alleged in any charge or complaint against the Company; (d) any claims relating to the conduct of any Executive, officer, director, agent or other representative of the Company; (e) any claims of discrimination, harassment or retaliation on any basis; (f) any claims arising from any legal restrictions on an employer’s right to separate its Executives; (g) any claims for personal injury, compensatory or punitive damages or other forms of relief; and (h) all other causes of action sounding in contract, tort or other common law basis, including (i) the breach of any alleged oral or written contract, (ii) negligent or intentional misrepresentations, (iii) wrongful discharge, (iv) just cause dismissal, (v) defamation, (vi) interference with contract or business relationship or (vii) negligent or intentional infliction of emotional distress.

8.
Executive further agrees and covenants not to sue the Company or any entity or individual subject to this Agreement with respect to any claims, demands, liabilities or obligations released by this Agreement provided, however, that nothing contained in this Agreement shall:

(a)
prevent Executive from filing an administrative charge with the Equal Employment Opportunity Commission or any other federal state or local agency, or the United States Securities and Exchange Commission (“SEC”) Whistleblower unit or participating in investigations by those entities; or

(b)
prevent employee from challenging, under OWBPA, the knowing and voluntary nature of Executive’s release of any age claims in this Agreement in court or before the Equal Employment Opportunity Commission. [INCLUDE THIS SUBSECTION 8(b) IF EMPLOYEE IS AGE 40 OR OLDER]

9.
Notwithstanding Executive’s right to file an administrative charge with the EEOC, the SEC’s Whistleblower unit, or any other federal, state, or local agency, Executive agrees that with Executive’s release of claims in this Agreement, Executive has waived any right Executive may have to recover monetary or other personal relief in any proceeding based in whole or in part on claims released by Executive in this Agreement. For example, Executive waives any right to monetary damages or reinstatement if an administrative charge is brought against the Company whether by Executive, the EEOC, or any other person or entity, including but not limited to any federal, state, or local agency. Further, with Executive’s release of claims in this Agreement, Executive specifically assigns to the Company Executive’s right to any recovery arising from any such proceeding.

10.
The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Accordingly, the Parties have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

11.	[INCLUDE THIS LANGUAGE IF THE EMPLOYEE IS AGE 40 OR OLDER] Insofar as this Agreement pertains to the release of Executive’s claims, if any, under the ADEA or other civil rights laws, the Parties acknowledge that it is their mutual and specific intent that the above waiver fully complies with the requirements of the OWBPA and any similar law governing release of claims. Accordingly, Executive hereby acknowledges that:

(c)	Executive has carefully read and fully understands all of the provisions of this Agreement and that Executive has entered into this Agreement knowingly and voluntarily;

(d)
The Severance Benefits offered in exchange for Executive’s release of claims exceed in kind and scope that to which Executive would have otherwise been legally entitled absent the execution of this Agreement;

(e)	Prior to signing this Agreement, Executive had been advised, and is being advised by this Agreement, to consult with an attorney of Executive’s choice concerning its terms and conditions; and

(f)	Executive has been offered at least twenty-one (21) days within which to review and consider this Agreement.

12.
[ADD THIS LANGUAGE IF THE EMPLOYEE IS AGE 40 OR OLDER] The Parties agree that this Agreement shall not become effective and enforceable until the date this Agreement is signed by both Parties or seven (7) calendar days after its execution by Executive, whichever is later. Executive may revoke this Agreement for any reason by providing written notice of such intent to the Company within seven (7) days after Executive has signed this Agreement, thereby forfeiting Executive’s right to receive any Severance Benefits provided hereunder and rendering this Agreement null and void in its entirety. This revocation must be sent to the Executive’s HR representative with a copy sent to the Hill-Rom Office of Chief Legal Officer and must be received by the end of the seventh day after the Executive signs this Agreement to be effective.

13.
[ADD THIS LANGUAGE IF THE EMPLOYEE IS IN CALIFORNIA] Executive specifically acknowledges that, as a condition of this Agreement, Executive expressly releases all rights and claims that Executive knows about as well as those Executive may not know about. Executive expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in Executive’s favor at the time of executing the release which if known, must have materially affected Executive’s settlement with the debtor.”
Notwithstanding the provision by Section 1542, and for the purpose of implementing a full and complete release and discharge of the Company as set forth above, Executive expressly acknowledges that this Agreement is intended to include and does in its effect, without limitation, include all claims which Executive does not know or suspect to exist in Executive’s favor at the time of signing this Agreement and that this Agreement expressly contemplates the extinguishment of all such claims.

14.
The Parties agree that nothing contained herein shall purport to waive or otherwise affect any of Executive’s rights or claims that may arise after Executive signs this Agreement. It is further understood by the Parties that nothing in this Agreement shall affect any rights Executive may have under any deferred compensation program, equity award agreement, and/or retirement plan provided by the Company as of the date of Executive’s termination, such items to be governed exclusively by the terms of the applicable agreements or plan documents.

15.
Similarly, notwithstanding any provision contained herein to the contrary, this Agreement shall not constitute a waiver or release or otherwise affect Executive’s rights with respect to any vested benefits, any rights Executive has to benefits which cannot be waived by law, any coverage provided under any Directors and Officers (“D&O”) policy, any rights Executive may have under any indemnification agreement Executive has with the Company prior to the date hereof, any rights Executive has as a shareholder, or any claim for breach of this Agreement, including, but not limited to the benefits promised by the terms of this Agreement.

16.
Except as provided in the Change in Control Agreement, Executive acknowledges that Executive will not be eligible to receive or vest in any additional stock options, stock awards or restricted stock units (“RSUs”) as of Executive’s Effective Termination Date. Failure to exercise any vested options within the applicable period as set for in the plan and/or grant will result in their forfeiture. Executive acknowledges that any stock options, stock awards or RSUs held for less than the required period shall be deemed forfeited as of the effective date of this Agreement. All terms and conditions of such stock options, stock awards or RSUs shall not be affected by this Agreement, shall remain in full force and effect, and shall govern the Parties’ rights with respect to such equity based awards.

17.
[Option A] Executive acknowledges that Executive’s termination and the Severance Benefits offered hereunder were based on an individual determination and were not offered in conjunction with any group termination or group severance program and waives any claim to the contrary.

[Option B] Executive represents and agrees that Executive has been provided relevant cohort information based on the information available to the Company as of the date this Agreement was tendered to Executive. This information is attached hereto as Schedule A. The Parties acknowledge that simply providing such information does not mean and should not be interpreted to mean that the Company was obligated to comply with 29 C.F.R. § 1625.22(f).

18.
Executive hereby affirms and acknowledges Executive’s continued obligations to comply with the post-termination covenants contained in the employment agreement between the Parties, including but not limited to, the non-compete, trade secret and confidentiality provisions. Executive acknowledges that a copy of such employment agreement has otherwise been provided to Executive’s and, to the extent not inconsistent with the terms of this Agreement or applicable law, the terms thereof shall be incorporated herein by reference. Executive acknowledges that the restrictions contained therein are valid and reasonable in every respect and are necessary to protect the Company’s legitimate business interests. Executive hereby affirmatively waives any claim or defense to the contrary. Executive hereby acknowledges that the definition of Competitor, as provided in Executive’s Employment Agreement shall include but not be limited to those entities specifically identified in the updated Competitor List, attached hereto as Exhibit [B].

19.
Executive hereby consents and authorizes the Company to deduct as an offset from the Severance Benefits the value of any Company property not returned or returned in a damaged condition as well as any monies paid by the Company on Executive’s behalf (e.g., payment of any outstanding credit card) to the extent permitted by Section 409A.

20.
Executives acknowledges and agrees that the provisions of [Paragraph 13 (Restrictive Covenants)] of that certain employment agreement by and between Executive and the Company, dated as of [___________, 20___], are specifically incorporated herein by reference and shall survive in accordance with their terms.

21.
EXECUTIVE SPECIFICALLY AGREES AND UNDERSTANDS THAT THE EXISTENCE AND TERMS OF THIS AGREEMENT ARE STRICTLY CONFIDENTIAL AND THAT SUCH CONFIDENTIALITY IS A MATERIAL TERM OF THIS AGREEMENT. Accordingly, except as required by law or unless authorized to do so by the Company in writing, Executive agrees that Executive shall not communicate, display or otherwise reveal any of the contents of this Agreement to anyone other than Executive’s spouse, legal counsel or financial advisor provided, however, that they are first advised of the confidential nature of this Agreement and Executive obtains their agreement to be bound by the same. The Company agrees that Executive may respond to legitimate inquiries regarding the termination of Executive’s employment by stating that the Parties have terminated their relationship on an amicable basis and that the Parties have entered into a confidential release agreement that prohibits Executive’s from further discussing the specifics of Executive’s separation. Nothing contained herein shall be construed to prevent Executive from discussing or otherwise advising subsequent employers of the existence of any obligations as set forth in Executive’s Employment Agreement. Further, nothing contained herein shall be construed to limit or otherwise restrict the Company’s ability to disclose the terms and conditions of this Agreement as may be required by business necessity.

22.
In the event that Executive breaches or threatens to breach any provision of this Agreement, Executive agrees that the Company shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief. Executive hereby waives any claim that the Company has an adequate remedy at law. In addition, and to the extent not prohibited by law, Executive agrees that the Company shall be entitled to discontinue providing any additional Severance Benefits upon such breach or threatened breach as well as an award of all costs and attorneys’ fees incurred by the Company in any successful effort to enforce the terms of this Agreement. Executive agrees that the foregoing relief shall not be construed to limit or otherwise restrict the Company’s ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages. Moreover, if Executive pursues any claims against the Company subject to the foregoing General Release, or breaches the above confidentiality provision, Executive agrees to immediately reimburse the Company for the value of all benefits received under this Agreement to the fullest extent permitted by law.

23.
Similarly, in the event that the Company breaches or threatens to breach any provision of this Agreement, Executive shall be entitled to seek any and all equitable or other available relief provided by law, specifically including immediate and permanent injunctive relief. In the event Executive is required to file suit to enforce the terms of this Agreement, the Company agrees that Executive shall be entitled to an award of all costs and attorneys’ fees incurred by Executive’s in any wholly successful effort (i.e. entry of a judgment in Executive’s favor) to enforce the terms of this Agreement. In the event Executive is wholly unsuccessful, the Company shall be entitled to an award of its costs and attorneys’ fees.

24.
Both Parties acknowledge that this Agreement is entered into solely for the purpose of terminating Executive’s employment relationship with the Company on an amicable basis and shall not be construed as an admission of liability or wrongdoing by the Company or Executive, both Parties having expressly denied any such liability or wrongdoing.

25.	Each of the promises and obligations shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the Parties.

26.
Executive affirms that, as of the date of execution of this Agreement, Executive has filed no lawsuit, charge, claim or complaint with any governmental agency or in any court against the Company or the releasees described in Section 6.

27.	Executive hereby represents and warrants that Executive has not previously assigned or purported to assign or transfer to any person or entity any of the claims or causes of action herein released.

28.
The Parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement is severable and that, if any portion of this Agreement should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.

29.	This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois without regard to any applicable state’s choice of law provisions.

30.
Executive represents and acknowledges that in signing this Agreement Executive does not rely, and has not relied, upon any representation or statement made by the Company or by any of the Company’s Executives, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement other than those specifically contained herein.

31.
This Agreement represents the entire agreement between the Parties concerning the subject matter hereof, shall supersede any and all prior agreements which may otherwise exist between them concerning the subject matter hereof (specifically excluding, however, the post-termination obligations contained in Executive’s Employment Agreement), and shall not be altered, amended, modified or otherwise changed except by a writing executed by both Parties.

32.	This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
PLEASE READ CAREFULLY. THIS SEPARATION AND RELEASE AGREEMENT INCLUDES A COMPLETE RELEASE OF ALL
KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Agreement on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

[EXECUTIVE]		Hill-Rom Holdings, Inc.
Signed:	__________________________	By:	_________________________
Printed:	__________________________	Title:	_________________________
Dated:	__________________________	Dated:	_________________________

Exhibit B
ILLUSTRATIVE COMPETITOR LIST
The following is an illustrative, non‑exhaustive list of Competitors with whom Executive may not, during Executive’s relevant non‑compete period, directly or indirectly engage in any of the competitive activities proscribed by the terms of Executive’s Employment Agreement.

•	Getinge Group

•	Arjo Huntleigh (Getinge Spin-Off)

•	Heine Optotechnik

•	Linet

•	Midmark

•	Mindray

•	Mizhuo/OSI

•	Omron Healthcare

•	Paramount Bed Company, Ltd.

•	Riester

•	Schiller

•	Skytron

•	Steris Corporation

•	Stryker Corporation

•	Vocera

While the above list is intended to identify the Company’s primary competitors, it should not be construed as all-encompassing so as to exclude other potential competitors falling within the Non-Compete definitions of “Competitor.” The Company reserves the right to amend this list at any time in its sole discretion to identify other or additional Competitors based on changes in the products and services offered, changes in its business or industry as well as changes in the duties and responsibilities of the individual employee. An updated list will be provided to Executive upon reasonable request. Executives are encouraged to consult with the Company prior to accepting any position with any potential competitor.